Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on March 1, 2020 (the “Effective Date”), by and between Independence Realty Trust, Inc., a Maryland corporation (the “Company”), and Jason R. Delozier (“Executive”).

WHEREAS, Executive is currently employed by the Company and serves as the Chief Accounting Officer of the Company; and

WHEREAS, the Company and Executive wish to enter into this Agreement to provide for certain terms and conditions of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the Recitals, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.Employment.  The Company agrees to employ Executive, and Executive hereby agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1.Employment Term.  This Agreement shall become effective on the Effective Date and shall continue until the third anniversary of the Effective Date, unless the Agreement is terminated sooner in accordance with Section 2 below; and shall be effective for successive one-year periods in accordance with the terms of this Agreement (subject to termination as aforesaid) unless either party notifies the other party of non-renewal in writing prior to three months before the expiration of the then current term.  The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under this Agreement shall terminate is hereinafter referred to as the “Employment Term.”

1.2.Duties and Responsibilities.  Executive shall continue to serve as the Chief Accounting Officer of the Company during the Employment Term.  Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board of Directors of the Company (the “Board”) or the Chief Financial Officer of the Company.

1.3.Extent of Service.  Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote substantially all of Executive’s business time, attention and energy to the performance of Executive’s duties and responsibilities hereunder.  Subject to the requirements of Section 5.1, the foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises provided there is no conflict with Executive’s ability to satisfy his obligations to the Company.

1.4.Base Salary.  For all of the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), which shall be at the annual rate of

Two Hundred Seventy-Five Thousand Dollars ($275,000) beginning as of January 1, 2020, payable in installments at such times as the Company customarily pays its other senior level executives.  Executive’s Base Salary shall be reviewed annually for appropriate increases by the Board pursuant to the Board’s normal performance review policies for senior level executives but shall not be decreased.

1.5.Bonus.  Executive shall be eligible to receive an annual cash bonus in such amounts as the Board may approve in its sole discretion or under the terms of any annual incentive plan of the Company maintained for other senior level executives.

1.6.Retirement and Welfare Plans and Perquisites.  Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs or executive perquisites made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans or perquisites may be in effect from time to time and subject to the eligibility requirements of the plans and applicable law.  For purposes of any such benefit plans and programs or executive perquisites that condition participation or entitlements thereunder on duration of service with the Company, Executive’s service with RAIT Financial Trust (“RAIT”) shall be treated as service to the Company.  Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

1.7.Reimbursement of Expenses; Vacation.  Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies.  For purposes of any such vacation, holiday and sick leave policies that condition participation or entitlements thereunder on duration of service with the Company, Executive’s service with RAIT shall be treated as service to the Company.

1.8.Incentive Compensation.  To the extent determined by the Compensation Committee of the Board, Executive shall be entitled to participate in any short-term and long-term incentive programs (including without limitation any equity compensation plans) established by the Company for its senior level executives generally.

1.9.Clawback/Recoupment.  Notwithstanding any other provision in this Agreement to the contrary, any compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to mandatory repayment by Executive to the Company if and to the extent any such compensation paid to Executive is, or in the future becomes, subject to (i) any “clawback” or recoupment policy that is applicable to all senior executives of the Company and is limited to the recovery of incentive-based compensation which, as a result of an accounting restatement by the Company, is in excess of the compensation which should have been received by Executive, or (ii) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation.

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2.Termination.  The Employment Term and Executive’s employment hereunder shall terminate upon the occurrence of any of the following events:

2.1.Termination Without Cause; Resignation for Good Reason; Non-Renewal by the Company.

(a)The Company may terminate Executive’s employment at any time without Cause (as defined in Section 4) upon not less than sixty (60) days’ prior written notice to Executive.  In addition, Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 4).  Executive shall give the Company not less than sixty (60) days’ prior written notice of such resignation.  In addition, the Company may initiate a termination of employment by sending a notice of non-renewal of this Agreement to Executive, as described in Section 1.1.

(b)Upon any termination or resignation described in Section 2.1(a) above, Executive shall be entitled to receive only the amount due to Executive under the Company’s then current severance pay plan for employees, if any.  No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to receive (i) Executive’s Base Salary due through his date of termination, (ii) any earned but unpaid annual bonus for the year preceding the fiscal year of termination, (iii) any amounts owing to Executive for reimbursement of expenses properly incurred by Executive prior to his date of termination and which are reimbursable in accordance with Section 1.7; and (iv) any benefits accrued and earned in accordance with the terms and conditions of any applicable benefit plans and programs of the Company in which Executive participated prior to his termination of employment (collectively, the “Accrued Benefits”).

(c)Notwithstanding the provisions of Section 2.1(b), in the event that Executive executes and does not revoke the release described in Section 2.8, Executive shall be entitled to receive, in lieu of any payments or benefits due to him under the Company’s then current severance pay plan for employees (if any), the following:

(i)Executive shall receive a lump sum cash payment equal to one and one-half times the sum of (x) Executive’s Base Salary, as in effect immediately prior to his termination of employment and (y) the average annual cash bonus earned by Executive for the three year period immediately prior to his termination of employment, or the average annual cash bonus earned by Executive for the actual number of completed fiscal years immediately prior to his termination of employment if less than three; provided, however, that if Executive has been employed by the Company for less than one completed fiscal year prior to his termination of employment, then the amount used for clause (y) shall be Executive’s target annual cash bonus for the fiscal year of his termination of employment.  One half of the amount described in the preceding sentence shall be consideration for Executive’s entering into the restrictive covenants described in Section 5 below.  Unless the payment is required to be delayed pursuant to Section 18.2 below, the payment shall be made within fifteen (15) days of the Release Effective Date (as defined below).

(ii)Executive shall receive a lump sum cash payment equal to a pro rata portion of the annual cash bonus, if any, that Executive would have earned for the

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fiscal year of his termination based on achievement of the applicable performance goals for such year (the “Cash Bonus”).  The pro-rated Cash Bonus shall be determined by multiplying the Cash Bonus by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of his termination of employment and the denominator of which is three hundred sixty-five (365).  Unless the payment is required to be delayed pursuant to Section 18.2 below, the payment shall be made on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half months following the end of the calendar year in which Executive’s termination date occurs.

(iii)For a period of eighteen (18) months following Executive’s date of termination, provided Executive and his eligible dependents timely and properly elect to continue health care coverage under COBRA, Executive shall continue to receive the medical coverage in effect at the date of his termination of employment (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, at the same premium rates as may be charged from time to time for employees of the Company generally, as if Executive had continued in employment with the Company during such period.

(iv)The treatment of any outstanding equity awards held by Executive shall be determined in accordance with the terms of the applicable incentive plan and the applicable award agreements; provided, however, that any such equity awards that are subject solely to time-vesting conditions shall become fully vested as of the date of Executive’s termination of employment.

2.2.Voluntary Termination.  Executive may voluntarily terminate his employment for any reason upon sixty (60) days’ prior written notice or by sending a notice of non-renewal of this Agreement to the Company, as described in Section 1.1.  In any such event, after the effective date of such termination, except as provided in Section 2.1 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to receive the Accrued Benefits.

2.3.Disability.  The Company may terminate Executive’s employment, to the extent permitted by applicable law, if Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company (“Disability”).  If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive the following:

(a)Executive shall receive a lump sum cash payment equal to a pro rata portion of Executive’s target annual cash bonus for the fiscal year of his termination (or, in the absence of a target bonus opportunity for the fiscal year, a pro rata portion of the average annual cash bonus earned by Executive for the three year period immediately prior to his termination of employment or the average annual cash bonus earned by Executive for the actual number of completed fiscal years immediately prior to his termination of employment if less than three) (the

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“Target Cash Bonus”).  The pro-rated Target Cash Bonus shall be determined by multiplying the Target Cash Bonus by a fraction, the numerator of which is the number of days during which Executive was employed by the Company, prior to his termination of employment, in the Company’s fiscal year in which his termination of employment occurs and the denominator of which is three hundred sixty-five (365).  Except as otherwise required to comply with the requirements of Section 18 below, payment shall be made on the sixtieth (60th) day following Executive’s last day of employment with the Company on account of Disability.

(b)The Company shall pay to Executive the Accrued Benefits.

2.4.Death.  If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) the Accrued Benefits and (ii) a pro-rated Target Cash Bonus (determined according to Section 2.3(a) above) for the Company’s fiscal year in which Executive’s death occurs and, except as otherwise required to comply with the requirements of Section 18 below, shall be paid in a lump sum cash payment on the sixtieth (60th) day following the date of Executive’s death.  Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

2.5.Cause.  The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued.  Executive shall be entitled to receive the Accrued Benefits.  Whether a termination is for Cause, as such term is defined in Section 4.1, shall be determined by the Board in its sole discretion.

2.6.Notice of Termination.  Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 10.  The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

2.7.Release.  Executive agrees that, as a condition to receiving the severance payments and benefits set forth in Section 2.1 Executive will execute a release of claims substantially in the form of the release attached hereto as Exhibit A. Within two business days of Executive’s date of termination, the Company shall deliver to Executive the release for Executive to execute.  Executive will forfeit all rights to the severance payments and benefits set forth in Section 2.1 unless, within fifty-five (55) days of delivery of the release by the Company to Executive, Executive executes and delivers the release to the Company and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”).  The Company’s obligation to pay the severance payments and benefits set forth in Section 2.1 is subject to the occurrence of the Release Effective Date, and if the Release Effective Date does not occur, then the Company shall have no obligation to pay the severance payments and benefits set forth in Section 2.1.  To the extent that the Release Effective Date could occur in one of two (2) taxable years of Executive depending on when Executive executes and delivers the release, any deferred

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compensation payment (which is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) that is conditioned on execution of the release shall be made no earlier than the first business day of the later of such taxable years.

2.8.Resignation of All Other Positions.  Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer of the Company or any affiliate of the Company, unless otherwise mutually agreed with the Board.

3.Change in Control.

3.1.Effect of Change in Control.  If a Change in Control occurs and Executive’s employment terminates under the circumstances described below, the provisions of Section 2.1 shall apply.

3.2.Termination Without Cause or Resignation for Good Reason Upon or After a Change in Control.  Upon or within eighteen (18) months after a Change in Control, the Company (by action of the Board) may terminate Executive’s employment at any time without Cause or Executive may initiate a termination of employment by resigning under this Section 3 for Good Reason (as defined in Section 4) (in either case the Employment Term shall be deemed to have ended) upon not less than sixty (60) days’ prior written notice to Executive (or in the case of resignation for Good Reason, Executive shall give the Company not less than sixty (60) days’ prior written notice of such resignation).  In any such event, the provisions of Section 2.1(b) or (c), as applicable, shall then apply.

3.3.Code Section 280G.

(a)Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any amount payable to or other benefit receivable by Executive hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Code; provided, however, that any such amount or benefit deemed to be a Parachute Payment (as defined below) alone or when added to any other amount payable or paid to or other benefit receivable or received by Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code (all such amounts and benefits being hereinafter called “Total Payments”), shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by Executive if no such reduction was made.  For purposes of this Section 3.3, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which Executive receives or is then entitled to receive from the Company that would constitute Parachute Payments, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing) and the amount of applicable employment taxes, less (iii) the amount of excise taxes

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imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.  For purposes of this Section 3.3, “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code.

(b)The foregoing determination shall be made by tax counsel appointed by the Company (the “Tax Counsel”).  The Tax Counsel shall submit its determination and detailed supporting calculations to both Executive and the Company within 15 days after receipt of a notice from either the Company or Executive that Executive may receive payments which may be Parachute Payments.  If the Tax Counsel determines that such reduction is required by this Section 3.3, the Total Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to Executive.  The reduction of the Total Payments contemplated in this section shall be implemented by determining the Parachute Payment Ratio (as defined below), as determined in good faith by the Tax Counsel for each Total Payment, and then reducing the Total Payments in order beginning with the Total Payment with the highest Parachute Payment Ratio. For Total Payments with the same Parachute Payment Ratio, such Total Payments shall be reduced based on the time of payment of such Total Payments, with later payments being reduced first. For Total Payments with the same Parachute Payment Ratio and the same time of payment, such Total Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Total Payments with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction, (x) the numerator of which is the value of the applicable Total Payment (as calculated for purposes of Section 280G of the Code), and (y) the denominator of which is the intrinsic (i.e., economic) value of such Total Payment.  Executive and the Company shall each provide the Tax Counsel access to and copies of any books, records, and documents in the possession of Executive or the Company, as the case may be, reasonably requested by the Tax Counsel, and otherwise cooperate with the Tax Counsel in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 3.3.  The fees and expenses of the Tax Counsel for its services in connection with the determinations and calculations contemplated by this Section 3.3 shall be borne by the Company.

4.Definitions.

4.1.“Cause” shall mean any of the following grounds for termination of Executive’s employment:

(a)Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, any crime of moral turpitude or any crime involving the Company;

(b)Executive’s engagement in fraud, misappropriation or embezzlement;

(c)Executive’s material breach of any published code of conduct or code of ethics of the Company or any affiliate of the Company;

(d)Executive’s gross negligence or willful misconduct in the performance of his duties;

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(e)Executive’s continual failure to substantially perform his duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), and such failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed to substantially perform; or

(f)Executive’s breach of Section 5 of this Agreement.

4.2.“Good Reason” shall mean, without Executive’s consent:

(a)a significant adverse alteration in the nature or status of Executive’s authority, duties or responsibilities;

(b)a reduction in Base Salary of Executive;

(c)the Company’s material and willful breach of this Agreement; or

(d)the relocation (without the written consent of Executive) of Executive’s principal place of employment by more than thirty-five (35) miles from its location on the Effective Date.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date of at least 60 days but no more than 90 days from the date of such notice) is given no later than 90 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (ii) if there exists (without regard to this clause (ii)) an event or condition that constitutes Good Reason, the Company shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.

4.3.“Change in Control” shall mean the occurrence of any of the following:

(a)The acquisition (other than from the Company), by any person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(b)The individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason during any twelve (12) month period to constitute at least a majority of the Board, unless the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, and such new director shall be considered as a member of the Incumbent Board;

(c)The closing of a reorganization, merger, consolidation or similar form of corporate transaction (each, an “Business Combination”) involving the Company if (i) the stockholders of the Company, immediately before such Business Combination, do not, as a result

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of such Business Combination, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the entity resulting from such Business Combination in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such Business Combination or (ii) immediately following the Business Combination, the individuals who comprised the Board immediately prior thereto do not constitute at least a majority of the board of directors of the entity resulting from such Business Combination (or, if the entity resulting from such Business Combination is then a subsidiary, the ultimate parent thereof);

(d)The sale or other disposition of all or substantially all of the assets of the Company; or

(e)The consummation of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of shares in the Company immediately prior to such acquisition.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

5.Non-Competition, Non-Solicitation, Intellectual Property and Confidentiality.  Executive hereby acknowledges that, during and solely as a result of his employment by the Company, Executive will receive special training, education and information with respect to the operation of the businesses of the Company, and/or its affiliates, and other related matters, and access to confidential information and business and professional contacts.  In consideration of Executive’s employment and in consideration of the special and unique opportunities afforded by the Company to Executive as a result of Executive’s employment, Executive hereby agrees to abide by the terms of the non-competition, non-solicitation, intellectual property and confidentiality provisions below.  Executive agrees and acknowledges that his employment is full, adequate and sufficient consideration for the restrictions and obligations set forth in those provisions.

5.1.Non-Competition and Non-Solicitation.  In consideration of the Company’s entering into this Agreement, Executive agrees that during the Employment Term and for a period of twelve (12) months after the termination of the Employment Term, without regard to its termination for any reason which does not constitute a breach of this Agreement by the Company or a resignation for Good Reason by Executive, Executive shall not, unless acting pursuant hereto or with the prior written consent of the Board:

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(a)directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Executive’s name to be used in connection with any Competing Business (defined below) within any state in which the Company, and/or its affiliates, currently engage in any Substantial Business Activity (defined below) or any state in which the Company, and/or its affiliates, engaged in any Substantial Business Activity during the thirty-six month period preceding the date Executive’s employment terminates; provided, however, that notwithstanding the foregoing, this provision shall not be construed to prohibit the passive ownership by Executive of not more than five percent (5%) of the capital stock of any corporation which is engaged in any Competing Business having a class of securities registered pursuant to the Exchange Act; or

(b)solicit or divert to any Competing Business any individual or entity which is an active or prospective customer of the Company, and/or its affiliates, or was such an active or prospective customer at any time during the preceding twelve (12) months; or

(c)employ, attempt to employ, solicit or assist any Competing Business in employing any employee of the Company, and/or its affiliates, whether as an employee or consultant.

The phrase “Competing Business” shall mean: any entity or enterprise actively engaged in any business or businesses the Company and/or its affiliates are actively engaged in (or are expected to be actively engaged in within twelve (12) months) at the time of termination.  The phrase “Substantial Business Activity” shall mean that the Company, and/or its affiliates (i) has a business office, (ii) owns, services or manages real estate, or (iii) has a recorded and unsatisfied mortgage or other lien upon real estate or personal property.

In the event that the provisions of this Section 5.1 should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

5.2.Developments.  Executive shall disclose fully, promptly and in writing to the Company any and all inventions, discoveries, improvements, modifications and other intellectual property rights, whether patentable or not, which Executive has conceived, made or developed, solely or jointly with others, while employed by the Company and which (i) relate to the businesses, work or activities of the Company, and/or its affiliates or (ii) result from or are suggested by the carrying out of Executive’s duties hereunder or from or by any information that Executive may receive as an employee of the Company.  Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights and agrees to take all such actions as may be requested by the Company at any time and with respect to any such invention, discovery, improvement, modification or other intellectual property rights to confirm or evidence such assignment, transfer and conveyance.  Furthermore, at any time and from time to time, upon the request of the Company, Executive shall execute and deliver to the Company, any and all instruments, documents and papers, give evidence and do any and all other

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acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications or other intellectual property rights or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright.  The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse Executive for all reasonable expenses incurred by Executive in compliance with the provisions of this Section 5.2.

5.3.Confidentiality.

(a)Executive acknowledges that, by reason of Executive’s employment by the Company, Executive will have access to confidential information of the Company, and/or its affiliates, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between the Company, and/or its affiliates, and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”).  Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company, and/or its affiliates, and covenants that, both during and after the Employment Term, Executive will not disclose any Confidential Information to any person (except as Executive’s duties as an officer of the Company may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the Board.  The obligation of confidentiality imposed by this Section 5.3 shall not apply to information that becomes generally known to the public through no act of Executive in breach of this Agreement.  The Company and Executive acknowledge that, notwithstanding anything to the contrary contained in this Agreement, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (x) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Company and Executive further acknowledge that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(b)Executive acknowledges that all documents, files and other materials received from the Company, and/or its affiliates, during the Employment Term (with the exception of documents relating to Executive’s compensation or benefits to which Executive is entitled following the Employment Term) are for use of Executive solely in discharging Executive’s duties and responsibilities hereunder and that Executive has no claim or right to the continued use or possession of such documents, files or other materials following termination of

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Executive’s employment by the Company.  Executive agrees that, upon termination of employment, Executive will not retain any such documents, files or other materials and will promptly return to the Company any documents, files or other materials in Executive’s possession or custody.

5.4.Non-Disparagement.  Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.  The Company agrees and covenants that it will not authorize the making, publishing or communicating of, nor will the Board or any executive officers of the Company at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive.

5.5.Cooperation.  The parties agree that certain matters in which Executive will be involved during the Employment Term may necessitate Executive’s cooperation in the future.  Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board and subject to Executive’s professional commitments, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities.  The Company shall pay Executive a reasonable per diem and reimburse Executive for reasonable expenses incurred in connection with such cooperation.

5.6.Equitable Relief.  Executive acknowledges that the restrictions contained in Sections 5.1, 5.2, 5.3, 5.4 and 5.5 hereof are, in view of the nature of the businesses of the Company and/or its affiliates, reasonable and necessary to protect the legitimate interests of the Company and/or its affiliates, and that any violation of any provision of those Sections will result in irreparable injury to the Company, and/or its affiliates.  Executive also acknowledges that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.  Executive agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Pennsylvania or in any other court of competent jurisdiction.  Executive hereby waives, to the fullest extent permitted by law, any objection that Executive may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.  Executive agrees that effective service of process may be made upon Executive by mail under the notice provisions contained in Section 10 hereof.

6.Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however,

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that if Executive becomes entitled to and receives the payments provided for in Section 2.1(c) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

7.Survivorship.  The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

8.Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

9.Arbitration; Expenses.  In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

10.Notices.  All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Independence Realty Trust, Inc.
1835 Market Street, Suite 2601
Philadelphia, Pennsylvania 19103
Attention: General Counsel

If to Executive, to:

Jason R. Delozier at his most recent home address set forth in the records of the Company.

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or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

11.Contents of Agreement; Amendment and Assignment.

11.1.This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive

.  This Agreement supersedes the provisions of any employment or other agreement between Executive and the Company that relate to any matter that is also the subject of this Agreement and such provisions in such other agreements will be null and void.

11.2.All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by Executive

.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

12.Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

13.Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

14.Beneficiaries/References.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of

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Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

15.Miscellaneous.  All section headings used in this Agreement are for convenience only.  This Agreement may be executed in counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16.Withholding.  All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation.  Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

17.Governing Law.  This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

18.Section 409A.

18.1.Interpretation.  Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment.  In no event may Executive, directly or indirectly, designate the calendar year of payment.  Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A of the Code.

18.2.Payment Delay.  Notwithstanding any provision to the contrary in this Agreement, if on the date of Executive’s termination of employment, Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to Executive under this Agreement that are deemed as deferred compensation subject to the requirements of Section 409A of the Code shall be postponed for a period of six months following Executive’s “separation from service” with the Company (or any successor thereto).  The postponed amounts shall be paid to Executive in a lump sum on the date that is six (6) months and one (1) day following Executive’s “separation from service” with the Company (or any successor thereto).  If Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A of the

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Code shall be paid to the personal representative of Executive’s estate on the sixtieth (60th) day after Executive’s death.  If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of Section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to the prime rate as reported in the Wall Street Journal (or, if unavailable, a comparable source) at the relevant time.

18.3.Reimbursements.  All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement on the date first above written.

INDEPENDENCE REALTY TRUST, INC.

By:  /s/ Scott Schaeffer

Name:  Scott Schaeffer

Title:  Chief Executive Officer

EXECUTIVE

By:  /s/ Jason Delozier

Name:  Jason R. Delozier

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EXHIBIT A

Release

You, for yourself, your spouse and your agents, successors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally forever release and discharge Independence Realty Trust, Inc. (the “Corporation”), its parents, divisions, subsidiaries and affiliates and its and their current and former owners, directors, officers, stockholders, insurers, benefit plans, representatives, agents and employees, and each of their predecessors, successors, and assigns (collectively, the “Releasees”), from any and all actual or potential claims or liabilities of any kind or nature, including, but not limited to, any claims arising out of or related to your employment and separation from employment with the Corporation and any services that you provided to the Corporation; any claims for salary, commissions, bonuses, other severance pay, vacation pay, allowances or other compensation, or for any benefits under the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for vested ERISA benefits); any claims for discrimination, harassment or retaliation of any kind or based upon any legally protected classification or activity; any claims under Title VII of the Civil Rights Acts of 1964, the Civil Rights Act of 1866 and 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. §1981, 42 U.S.C. § 1983, the Family Medical Leave Act and any similar state law, the Fair Credit Reporting Act and any similar state law, the Fair Credit Reporting Act, 15 U.S.C. § 1681, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Equal Pay Act and any similar state law, any claims for discrimination in violation of the Pennsylvania Human Relations Act, and any claims for wrongful discharge, discrimination, retaliation, or other violation of the Pennsylvania Whistleblower Law, as well as any amendments to any such laws; any claims for any violation of any federal or state constitutions or executive orders; any claims for wrongful or constructive discharge, violation of public policy, breach of contract or promise (oral, written, express or implied), personal injury not covered by workers’ compensation benefits, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, contribution and any claims under any other federal, state or local law, including those not specifically listed in this Release, that you, your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of your execution of this Release.

For the purpose of implementing a full and complete release and discharge of the Releasees as set forth above, you acknowledge that this Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Releasees which arise out of or relate to your employment, including but not limited to compensation, performance or termination of employment with the Corporation, except for, and notwithstanding anything in this Release to the contrary, claims which cannot be released solely by private agreement.  This Release also excludes any claims relating to any right you may have to payments pursuant to Section 2.1(c) of the Employment Agreement, entered into as of March 1, 2020, by and between the Corporation and you, any claim for workers’ compensation benefits and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Corporation’s bylaws or certificate of incorporation, any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer,

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director or employee of the Corporation or any of its affiliates.  You further acknowledge and agree that you have received all leave, compensation and reinstatement benefits to which you were entitled through the date of your execution of this Release, and that you were not subjected to any improper treatment, conduct or actions as a result of a request for leave, compensation or reinstatement.

You affirm, by signing this Release, that you have not suffered any unreported injury or illness arising from your employment, and that you have not filed, with any federal, state, or local court or agency, any actions or charges against the Releasees relating to or arising out of your employment with or separation from the Corporation.  You further agree that while this Release does not preclude you from filing a charge with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”) or a similar state or local agency, or from participating in any investigation or proceeding with them, you do waive your right to personally recover monies or reinstatement as a result of any complaint or charge filed against the Corporation with the NLRB, EEOC or any federal, state or local court or agency, except as to any action to enforce or challenge this Release, to recover any vested benefits under ERISA, or to recover workers’ compensation benefits.  Nothing in this Release prohibits or restricts you (or your attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), any other self-regulatory organization or any other federal or state regulatory authority regarding this Release or its underlying facts or circumstances or a possible securities law violation.

You acknowledge:

(a)That you were provided [twenty-one (21) / forty-five (45)] full days during which to consider whether to sign this Release.  If you have signed this Release prior to the expiration of the [21-day / 45-day] period, you have voluntarily elected to forego the remainder of that period.

(b)That you have carefully read and fully understand all of the terms of this Release[, including its Attachment A].

(c)That you understand that by signing this Release, you are waiving your rights under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., and that you are not waiving any rights arising after the date that this Release is signed.

(d)That you have been given an opportunity to consult with anyone you choose, including an attorney, about this Release.

(e)That you understand fully the terms and effect of this Release and know of no claim that has not been released by this Release.  And, you further acknowledge that you are not aware of, or that you have fully disclosed to the Corporation, any matters for which you are responsible or which has come to your attention as an employee of the Corporation that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against the Corporation.

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(f)That these terms are final and binding on you.

(g)That you have signed this Release voluntarily, and not in reliance on any representations or statements made to you by any employee or officer of the Corporation or any of its subsidiaries.

(h)That you have seven (7) days following your execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven (7) day period has expired without revocation.  If you wish to revoke this Release after signing it, you must provide written notice of your decision to revoke this Release to the Corporation, to the attention of the General Counsel, 1835 Market Street, Suite 2601, Philadelphia, Pennsylvania 19103, by no later than 11:59 p.m. on the seventh calendar day after the date on which you have signed this Release.

PLEASE READ CAREFULLY.  THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED

_______________________________ Jason R. Delozier	__________________________ Date

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